Exhibit 99.1
Owens Corning Delivers Net Sales of $2.5 Billion;
Generates Net Earnings of $470 Million and Adjusted EBIT of $487 Million

TOLEDO, Ohio – October 26, 2022 - Owens Corning (NYSE: OC), a global building and construction materials leader, today reported third-quarter 2022 results.

•Reported Net Sales Increase of 14% to $2.5 Billion

•Expanded Adjusted EBIT Margins to 19% and Adjusted EBITDA Margins to 24%

•Delivered Diluted EPS of $4.84 and Adjusted Diluted EPS of $3.57

•Generated Operating Cash Flow of $461 Million and Free Cash Flow of $367 Million

•Returned $239 Million of Free Cash Flow to Shareholders through Dividends and Share Repurchases

“Owens Corning sustained its strong performance and delivered another outstanding quarter despite shifting market conditions. The resilience of our global teams and disciplined execution of our enterprise strategy continue to drive our success and create value for our customers and our shareholders," said Chair and Chief Executive Officer Brian Chambers. "We are well positioned to deliver on our financial commitments and invest in our businesses to strengthen our company for the future."

Enterprise Performance

($ in millions, except per share amounts)	Third-Quarter				Nine Months
	2022	2021	Change		2022	2021	Change
Net Sales	$2,529	$2,213	$316	14%	$7,476	$6,367	$1,109	17%
Net Earnings Attributable to OC	470	260	210	81%	1,117	768	349	45%
Adjusted EBIT	487	400	87	22%	1,429	1,090	339	31%
As a Percent of Net Sales	19%	18%	N/A	N/A	19%	17%	N/A	N/A
Adjusted EBITDA	608	523	85	16%	1,807	1,452	355	24%
As a Percent of Net Sales	24%	24%	N/A	N/A	24%	23%	N/A	N/A
Diluted EPS	4.84	2.50	2.34	94%	11.32	7.30	4.02	55%
Adjusted Diluted EPS	3.57	2.52	1.05	42%	10.22	6.83	3.39	50%
Operating Cash Flow	461	466	(5)	(1%)	1,085	1,168	(83)	(7%)
Free Cash Flow	367	400	(33)	(8%)	779	925	(146)	(16%)

Enterprise Strategy Highlights

•Owens Corning continues to invest in accelerating new product and process innovation to support customers and generate additional growth. In the third quarter, it launched 15 new or refreshed products.

•On July 1, the company completed the sale of its European dry-use chopped strand (DUCS) manufacturing assets located in Chambéry, France. This transaction resulted in a divestiture of approximately $100 million of annual sales. Consistent with its strategy to accelerate growth and generate higher and more sustainable margins, the company will convert the other two DUCS facilities to produce glass fiber supporting building and construction applications.

•On August 1, Owens Corning announced that it completed the acquisition of Natural Polymers, LLC, an innovative manufacturer of spray polyurethane foam insulation for building and construction applications. This acquisition advances the company's strategy to strengthen its core building and construction products and expand its addressable markets into higher-growth segments. Natural Polymers expects to deliver annual sales of approximately $100 million in 2022.

•On September 1, the company completed the acquisition of the remaining 50% interest in an existing joint venture based in the U.S., that produces high-quality wet-formed fiberglass mat for roofing applications. The acquisition advances the Composites strategy to focus on high-value material solutions and expands Owens Corning’s capacity to produce nonwoven mat.

Cash Returned to Shareholders

•During the first nine months of 2022, the company returned $639 million to shareholders through dividends and share repurchases. In the third quarter, the company paid dividends of $33 million and repurchased 2.5 million shares of common stock for $206 million. As of the end of the quarter, 7.4 million shares were available for repurchase under the current authorization.

•In September, Owens Corning announced that its Board of Directors declared a quarterly cash dividend of $0.35 per common share, a 35% increase compared with the same period in 2021.

“Our strong and consistent cash generation, combined with our solid financial position, provide us the flexibility to continue to execute on our enterprise strategy. Through the first nine months of 2022, we generated $1.1 billion of operating cash flow and $779 million of free cash flow enabling us to deploy capital in support of our strategy, while returning more than $600 million of cash to shareholders through share repurchases and dividends,” said Executive Vice President and Chief Financial Officer Ken Parks. “We remain committed to maintaining our investment-grade balance sheet and to returning at least 50% of free cash flow to shareholders through dividends and share repurchases.”

Other Key Highlights

•Owens Corning sustained a high level of safety performance in the third quarter with a recordable incident rate (RIR) of 0.64.

•As previously reported, Owens Corning made the decision to exit Russia through a transfer or sale of its facilities and halted all future investments in Russia. The company has entered into an agreement to sell its Russian operations, subject to regulatory approvals. 2021 net sales in Russia were approximately $100 million.

Segment Performance

•Composites net sales increased 8% to $638 million in third-quarter 2022 compared with third-quarter 2021, primarily due to higher selling prices and the favorable impact of customer mix partially offset by lower volumes. EBIT increased $25 million to $126 million, with 20% EBIT margins, on higher selling prices and favorable mix, which offset input cost inflation and increased transportation costs as well as lower volumes.

•Insulation net sales increased 18% to $965 million in third-quarter 2022 compared with third-quarter 2021, as a result of higher selling prices and the acquisition of Natural Polymers. EBIT increased $49 million to $173 million, with 18% EBIT margins, on higher selling prices which offset accelerating energy, material and transportation inflation.

•Roofing net sales increased 15% to $1.0 billion in third-quarter 2022 compared with third-quarter 2021, primarily due to higher selling prices partially offset by slightly lower volumes. EBIT increased $17 million to $229 million, with 23% EBIT margins, primarily due to higher selling prices which offset cost inflation, primarily asphalt.

Fourth-Quarter and Full-Year 2022 Outlook

•The key economic factors that impact the company's businesses are residential repair and remodeling activity, U.S. housing starts, global commercial construction activity, and global industrial production.

•In the near term, the company expects many of its end markets to moderate with the changing macro-economic environment. The company continues to closely manage the ongoing impacts of inflation and supply chain disruptions as well as the regional impacts of COVID-19 on the business.

•For fourth-quarter 2022, the company expects overall performance to result in growth of net sales and adjusted EBIT for the quarter, versus the comparable quarter in the prior year.

Current 2022 financial outlook is presented below:

General Corporate Expenses	$170 million to $180 million
Interest Expense	$110 million to $115 million(1)
Effective Tax Rate on Adjusted Earnings	24% to 26%(2)
Cash Tax Rate on Adjusted Earnings	22% to 24%
Capital Additions	Approximately $480 million
Depreciation and Amortization	Approximately $535 million(3)

The above outlook includes the impact of all completed acquisitions and divestitures.
(1) Previously $115 million to $125 million.
(2) Previously 25% to 27%.
(3) Previously approximately $520 million.

Third-Quarter 2022 Conference Call and Presentation

Wednesday, October 26, 2022
9 a.m. Eastern Time

All Callers

•Live dial-in telephone number: U.S. 1.844.200.6205; Canada 1.833.950.0062; and other international +1.929.526.1599.
•Entry number: 201580 (Please dial in 10-15 minutes before the conference call start time)
•Live webcast: https://events.q4inc.com/attendee/120745403

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through November 2, 2022. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call +44 204.525.0658.
•Conference replay number: 864940.
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with approximately 20,000 employees in 33 countries dedicated to generating value for our customers and shareholders, and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2021 sales of $8.5 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors' understanding of the company's financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders ("adjusted EPS"), adjusted pre-tax earnings, and free cash flow. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see

Table 2 for EBIT, adjusted EBIT, EBITDA, and adjusted EBITDA, Table 3 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow.

For purposes of internal review of Owens Corning's year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS, and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company's mandatory debt service requirements. Free cash flow is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures and interest rate volatility, that affect the market and operating conditions of our customers, suppliers or lenders; supply constraints and increases in the cost of energy, particularly natural gas, as a result of the ongoing conflict in Ukraine; availability and cost of raw materials; levels of residential and commercial or industrial construction activity; levels of global industrial production; competitive and pricing factors; demand for our products; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions, including our proposed exit from operations in Russia; climate change, weather conditions and storm activity; regional impact of COVID-19 on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, frequently changing and difficult to predict; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance (such as Russia's invasion of Ukraine); changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; and defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of October 26, 2022, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
NET SALES	$2,529	$2,213	$7,476	$6,367
COST OF SALES	1,836	1,617	5,430	4,709
Gross margin	693	596	2,046	1,658
OPERATING EXPENSES
Marketing and administrative expenses	201	186	586	548
Science and technology expenses	26	21	73	63
Gain on equity method investment	(130)	—	(130)	—
Other income, net	(12)	(3)	(18)	(68)
Total operating expenses	85	204	511	543
OPERATING INCOME	608	392	1,535	1,115
Non-operating income	(2)	(2)	(6)	(8)
EARNINGS BEFORE INTEREST AND TAXES	610	394	1,541	1,123
Interest expense, net	28	31	82	97
Loss on extinguishment of debt	—	9	—	9
EARNINGS BEFORE TAXES	582	354	1,459	1,017
Income tax expense	114	94	340	250
Equity in net earnings (loss) of affiliates	1	(1)	—	—
NET EARNINGS	469	259	1,119	767
Net (loss) earnings attributable to non-redeemable and redeemable noncontrolling interests	(1)	(1)	2	(1)
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$470	$260	$1,117	$768
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$4.88	$2.52	$11.42	$7.36
Diluted	$4.84	$2.50	$11.32	$7.30
WEIGHTED AVERAGE COMMON SHARES
Basic	96.3	103.1	97.8	104.4
Diluted	97.1	103.9	98.7	105.2

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting income (expense) items to EBIT are shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Restructuring costs	$(12)	$(20)	$(29)	$(22)
Gain on sale of land in India	—	15	—	15
Gain on sale of Shanghai, China facility	—	—	27	—
Gains on sale of certain precious metals	7	—	18	41
Acquisition-related costs	(2)	—	(5)	—
Recognition of acquisition inventory fair value step-up	—	(1)	—	(1)
Impairment loss on Chambery, France assets held for sale	—	—	(29)	—
Gain on remeasurement of Fiberteq equity investment	130	—	130	—
Total adjusting items	$123	$(6)	$112	$33

The reconciliation from Net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$470	$260	$1,117	$768
Net (loss) attributable to non-redeemable and redeemable noncontrolling interests	(1)	(1)	2	(1)
NET EARNINGS	469	259	1,119	767
Equity in net earnings (loss) of affiliates	1	(1)	—	—
Income tax expense	114	94	340	250
EARNINGS BEFORE TAXES	582	354	1,459	1,017
Interest expense, net	28	31	82	97
Loss on extinguishment of debt	—	9	—	9
EARNINGS BEFORE INTEREST AND TAXES	610	394	1,541	1,123
Less: Adjusting items from above	123	(6)	112	33
ADJUSTED EBIT	$487	$400	$1,429	$1,090
Net sales	$2,529	$2,213	$7,476	$6,367
ADJUSTED EBIT as a % of Net sales	19%	18%	19%	17%

EARNINGS BEFORE INTEREST AND TAXES	$610	$394	$1,541	$1,123
Depreciation and amortization	130	129	400	370
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	740	523	1,941	1,493
Less: Adjusting items from above	123	(6)	112	33
Accelerated depreciation included in restructuring	(9)	(6)	(22)	(8)
ADJUSTED EBITDA	$608	$523	$1,807	$1,452
Net sales	$2,529	$2,213	$7,476	$6,367
ADJUSTED EBITDA as a % of Net sales	24%	24%	24%	23%

Table 3
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from Net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$470	$260	$1,117	$768
Adjustment to remove adjusting items (a)	(123)	6	(112)	(33)
Adjustment to remove tax (benefit) expense on adjusting items (b)	—	(2)	4	7
Adjustment to tax expense to reflect pro forma tax rate (c)	—	(2)	—	(23)
ADJUSTED EARNINGS	$347	$262	$1,009	$719

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$4.84	$2.50	$11.32	$7.30
Adjustment to remove adjusting items (a)	(1.27)	0.06	(1.14)	(0.31)
Adjustment to remove tax (benefit) expense on adjusting items (b)	—	(0.02)	0.04	0.07
Adjustment to tax expense to reflect pro forma tax rate (c)	—	(0.02)	—	(0.23)
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.57	$2.52	$10.22	$6.83

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted-average number of shares outstanding used for basic earnings per share	96.3	103.1	97.8	104.4
Non-vested restricted and performance shares	0.8	0.7	0.9	0.7
Options to purchase common stock	—	0.1	—	0.1
Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	97.1	103.9	98.7	105.2

(a)	Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items.
(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item. There is no tax benefit from the Chambéry, France assets held for sale impairment loss due to the entity being under a full valuation allowance. There is no change in basis related to the Fiberteq equity method investment gain thus creating a permanent adjustment on the gain attributable to goodwill.
(c)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2022, we have used a full year pro forma effective tax rate of 25%, which is the mid-point of our 2022 effective tax rate guidance of 24% to 26%, excluding the adjusting items referenced in (a), (b) and (c). For comparability, in 2021, we have used an effective tax rate of 24%, which was our 2021 effective tax rate, excluding the adjusting items referenced in (a) and (b).

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

ASSETS	September 30, 2022	December 31, 2021
CURRENT ASSETS
Cash and cash equivalents	$751	$959
Receivables, less allowance of $10 at September 30, 2022 and $9 at December 31, 2021	1,304	939
Inventories	1,322	1,078
Other current assets	190	121
Total current assets	3,567	3,097
Property, plant and equipment, net	3,660	3,873
Operating lease right-of-use assets	182	158
Goodwill	1,367	990
Intangible assets	1,677	1,617
Deferred income taxes	17	31
Other non-current assets	251	249
TOTAL ASSETS	$10,721	$10,015
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,320	$1,095
Current operating lease liabilities	51	49
Other current liabilities	643	553
Total current liabilities	2,014	1,697
Long-term debt, net of current portion	2,988	2,960
Pension plan liability	56	77
Other employee benefits liability	152	157
Non-current operating lease liabilities	132	109
Deferred income taxes	398	376
Other liabilities	295	304
Total liabilities	6,035	5,680
Redeemable noncontrolling interest	25	—
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,124	4,092
Accumulated earnings	3,719	2,706
Accumulated other comprehensive deficit	(776)	(581)
Cost of common stock in treasury (c)	(2,428)	(1,922)
Total Owens Corning stockholders’ equity	4,640	4,296
Noncontrolling interests	21	39
Total equity	4,661	4,335
TOTAL LIABILITIES AND EQUITY	$10,721	$10,015

(a)10 shares authorized; none issued or outstanding at September 30, 2022, and December 31, 2021
(b)400 shares authorized; 135.5 issued and 94.7 outstanding at September 30, 2022; 135.5 issued and 100.4 outstanding at December 31, 2021
(c)40.8 shares at September 30, 2022, and 35.1 shares at December 31, 2021

Table 5
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$1,119	$767
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	400	370
Deferred income taxes	48	54
Provision for pension and other employee benefits liabilities	2	2
Stock-based compensation expense	38	36
Gains on sale of certain precious metals	(18)	(41)
Loss on extinguishment of debt	—	9
Gain on equity method investment	(130)	—
Other adjustments to reconcile net earnings to cash provided by operating activities	(1)	14
Changes in operating assets and liabilities	(333)	(26)
Pension fund contribution	(5)	(5)
Payments for other employee benefits liabilities	(5)	(9)
Other	(30)	(3)
Net cash flow provided by operating activities	1,085	1,168
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant, and equipment	(306)	(243)
Proceeds from the sale of assets or affiliates	103	70
Investment in subsidiaries and affiliates, net of cash acquired	(417)	(42)
Derivative settlements	52	(23)
Other	(5)	(4)
Net cash flow used for investing activities	(573)	(242)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Payments on long-term debt	—	(193)
Purchases of noncontrolling interest	(9)	—
Net decrease in short-term debt	(5)	1
Dividends paid	(103)	(81)
Purchases of treasury stock	(536)	(435)
Other	(22)	(8)
Net cash flow used for financing activities	(675)	(716)
Effect of exchange rate changes on cash	(45)	(7)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(208)	203
Cash, cash equivalents and restricted cash at beginning of period	966	724
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$758	$927

Table 6
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$638	$591	$2,071	$1,733
% change from prior year	8%	13%	20%	23%
EBIT	$126	$101	$434	$278
EBIT as a % of net sales	20%	17%	21%	16%
Depreciation and amortization expense	$40	$42	$131	$119

Insulation
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Insulation segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$965	$815	$2,758	$2,321
% change from prior year	18%	20%	19%	24%
EBIT	$173	$124	$459	$318
EBIT as a % of net sales	18%	15%	17%	14%
Depreciation and amortization expense	$52	$52	$156	$156

Roofing
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Roofing segment (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$1,003	$869	$2,859	$2,497
% change from prior year	15%	14%	14%	25%
EBIT	$229	$212	$663	$602
EBIT as a % of net sales	23%	24%	23%	24%
Depreciation and amortization expense	$15	$15	$46	$44

Table 7
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Restructuring costs	$(12)	$(20)	$(29)	$(22)
Gain on sale of land in India	—	15	—	15
Gain on sale of Shanghai, China facility	—	—	27	—
Gains on sale of certain precious metals	7	—	18	41
Acquisition-related costs	(2)	—	(5)	—
Impairment loss on Chambery, France assets held for sale	—	—	(29)	—
Gain on remeasurement of Fiberteq equity investment	130	—	130	—
Recognition of acquisition inventory fair value step-up	—	(1)	—	(1)
General corporate expense and other	(41)	(37)	(127)	(108)
EBIT	$82	$(43)	$(15)	$(75)
Depreciation and amortization	$23	$20	$67	$51

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by operating activities to free cash flow is shown in the table below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$461	$466	$1,085	$1,168
Less: Cash paid for property, plant and equipment	(94)	(66)	(306)	(243)
FREE CASH FLOW	$367	$400	$779	$925